Exhibit 4.1

SENIOR CONVERTIBLE PROMISSORY NOTE

No. [            ] Date: ________, 2026

IMPORTANT NOTICE

THIS CONVERTIBLE PROMISSORY NOTE AND THE SHARES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH LAWS OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENT. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

PROMISSORY NOTE

ARTICLE 1 DEFINITIONS

As used herein, unless the context otherwise requires, the following terms shall have the meanings set forth below:

“Common Stock” shall mean the ordinary shares of the Company, with no par value per share.

“Conversion Price” shall mean US$1.50 per share of Common Stock. . If the Company, at any time while this Convertible Promissory Note (“Note”) is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of Borrower) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this provision shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

“Exchange Rate” shall mean the official RMB/USD exchange rate (central parity rate) published by the People’s Bank of China on the date of the last payment of the Principal Amount by the Purchaser to the Company (or its designated PRC affiliate).

“Final Funding Date” shall mean the date of the last payment of the Principal Amount by the Purchaser to the Company (or its designated PRC affiliate).

“Maturity Date” shall mean the date that is three (3) years from the Final Funding Date, subject to earlier conversion or repayment as provided herein.

“PRC Affiliate” shall mean Hainan Aoyu Biotechnology Co., Ltd. (the “PRC Affiliate”), a company organized under the laws of the People’s Republic of China, being the party to which the Principal Amount shall be paid and if directed by the Company could be the payee of the Principal Amount on behalf of the Company in China, but is not an obligor on this Note.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Requisite Note Holders” shall mean the holders of a majority of the aggregate outstanding principal amount of this Note and any other notes issued in the same Offering.

ARTICLE 2 PRINCIPAL, INTEREST AND PAYMENT

2.1 Promise to Pay. For value received, Origin Agritech Limited (the “Company”), a company organized under the laws of BVI, hereby promises to pay to the order of XXXX (the “Purchaser”), with an address at [XXXX], email: [XXXX], and its successors and registered assigns, the principal sum of RENMINBI 15M (RMB 15,000,000) (the final amount shall be the actual amount paid by the Purchaser to the Company or its designee, the PRC Affiliate, as herein provided) (the “Principal Amount”) under certain conditions (refer to the ARTICLE 4 REPAYMENT AND CONVERSION), together with simple interest from the date hereof on the principal amount outstanding from time to time, as specified below.

2.2 Payment Instructions; Funding. The Purchaser shall pay the entire Principal Amount to the following bank account of the PRC Affiliate (the “Designated Account”). The date on which the Purchaser pays the entire Principal Amount to the Designated Account shall be the Final Funding Date:

Account Name: XXXX

Bank: XXXX

Account Number: XXXX

Upon the Purchaser’s payment of the entire Principal Amount, the PRC Affiliate (the Receiver) shall issue to the Purchaser a loan receipt and a payment receipt. The Company hereby confirms that the receipt by the PRC Affiliate of the entire Principal Amount from the Purchaser shall be deemed as receipt by the Company of such funds and shall constitute a valid obligation of the Company to the Purchaser under this Note.

2.3 Interest Rate. This Note shall bear interest at an annual rate of three point nine eight percent (3.98%), computed on the basis of a year of 365 days for the actual number of days elapsed from each Funding Date. Interest shall accrue and be payable only if and when the Purchaser elects to require repayment of all or part of the Principal Amount in legal tender in accordance with Section 4.2 below. If the Purchaser paid all or part of the Principal Amounts or converts all or part of the Principal Amount into Common Stock, no interest shall accrue or be payable with respect to the paid or converted portion.

2.4 Payment of Interest. Interest shall be paid on the Maturity Date or upon earlier repayment/conversion, as applicable.

ARTICLE 3 GUARANTEE AND UNSECURED STATUS

3.1 Company Repayment. The Company hereby irrevocably and unconditionally agrees with the Purchaser the full and punctual payment of all amounts due under this Note (the “Payment Obligation”). The Payment Obligation shall remain in full force and effect until all obligations of the Company under this Note are fully satisfied.

3.2 Unsecured Status. The obligations under this Note are unsecured. The Purchaser acknowledges and agrees that the Company has issued or may issue to persons or entities other than the Purchaser secured indebtedness, including construction financing or other mortgage indebtedness, and may grant a security interest in all or part of its assets to secure such obligations. Accordingly, the obligations of the Company to any holder of this Note are subordinated to the payment of any such secured obligations to the extent of the collateral securing the same.

ARTICLE 4 REPAYMENT AND CONVERSION

4.1 Conversion Right. The Purchaser shall have the right, at any time and from time to time during the period commencing on the Final Funding Date and ending on the Maturity Date, to convert all or any portion of the outstanding Principal Amount into fully paid and non-assessable shares of Common Stock of the Company at the Conversion Price, as adjusted, subject to the terms and conditions of this Section 4. The shares of Common Stock issued upon conversion shall be listed and publicly traded on the NASDAQ stock market, with the understanding that they may be characterized as “restricted stock” as defined in the rules and regulations under the Securities Act, meaning that if they have been held for less than one year in the aggregate, including the time of the actual funding of date of the Funding Amount or the interest payment due date, the shares will not be freely tradable. For clarity, if there is a one-year aggregate hold period, then the shares may be issued without legend and will be freely tradable.

4.2 Purchaser’s Right to Require Cash Repayment. The Purchaser may, at its sole discretion, regarding the cash loan outstanding not been shares transferred, require repayment of all or any portion of the Principal Amount, together with accrued interest thereon at the rate of 3.98% per annum, by delivering a written notice to the Company at any time after the first anniversary of the Final Funding Date. Upon receipt of such notice, the Company (or the PRC Affiliate) shall repay the applicable Principal Amount and accrued interest within thirty (30) business days. Any portion of the Principal Amount not so repaid shall remain outstanding and continue to bear interest as provided herein, unless converted.

4.3 Conversion Calculation. The number of shares of Common Stock issuable upon conversion shall be calculated as follows:

Number of Shares = (Amount to be Converted in RMB) ÷ (Conversion Price in USD × Exchange Rate)

For the avoidance of doubt, the Exchange Rate shall be the official RMB/USD central parity rate published by the People’s Bank of China on the Final Funding Date.

4.4 Conversion Procedures. To exercise its conversion right, the Purchaser shall deliver a written notice (the “Conversion Notice”) to the CEO and/or CFO or equivalent officer of the Company, specifying the amount of Principal Amount to be converted, together with surrender of the original of this Note (or a lost note affidavit and indemnity acceptable to the Company). The conversion shall be deemed effective on the date the Company receives such Conversion Notice (the “Conversion Date”). Upon conversion, the Purchaser may direct that such shares to be issued on conversion be registered in the name of the Purchaser, the Purchaser’s spouse or a permitted assign of the Purchaser under Section 6.4.

4.5 Issuance of Shares; Delivery. The Company shall issue and deliver to the Purchaser (or its designee) a certificate or book-entry statement representing the shares of Common Stock issuable upon conversion. Such shares shall be duly authorized, validly issued, fully paid and non-assessable. The Company undertakes that, upon the exercise of the conversion right by the Purchaser, with the objective of delivering the shares within 10 business days of receipt of the conversion notice, it shall use reasonable commercial efforts to issue and deliver the corresponding shares of Common Stock to the Purchaser in a timely manner in accordance with applicable laws and procedures of its transfer agent; provided, however, that if such issuance and delivery cannot be completed in a timely manner due to restrictions under the U.S. Securities Act, NASDAQ rules, policies of the transfer agent, or other applicable laws and regulations, the Company shall not be liable for breach of this Note and shall negotiate with the Purchaser in good faith to adjust the conversion arrangements.

4.6 Lock-Up Period. The Purchaser agrees that all shares of Common Stock issued upon conversion of this Note shall be subject to a lock-up period of six (6) months from the date of issuance, during which such shares may not be sold, transferred, pledged, or otherwise disposed of, except with the prior written consent of the Company or as otherwise permitted by applicable securities laws.

4.7 Place of Cash Repayment. The Company may, at its sole discretion, cause repayment in legal tender of the Principal Amount and accrued interest to be made either (i) in the People’s Republic of China directly or through the PRC Affiliate, or (ii) outside the PRC directly by the Company, in HKD or USD, at the PBOC’s daily central parity rate , as applicable

4.8 Voluntary Prepayment. The Company may prepay all or any part of the outstanding Principal Amount and accrued interest at any time, without penalty, with the prior written consent of the Requisite Note Holders, provided however, if the consent of the Requisite Note Holders is not given within 15 calendar days of the request for consent, then the Company may pay or arrange for the payment to the holder of this Note the Principal Amount and accrued interest without penalty on the date designated for repayment by the Company.

ARTICLE 5 EVENTS OF DEFAULT

5.1 Events of Default. The occurrence of any of the following shall constitute an event of default (an “Event of Default”):

(i) the liquidation, dissolution or insolvency of the Company or the PRC Affiliate, or the appointment of a receiver or custodian for the Company or the PRC Affiliate of all or substantially all their respective property, if such appointment is not terminated or dismissed within thirty (30) days;

(ii) the institution by or against the Company or the PRC Affiliate of any proceedings under the United States Bankruptcy Code, the PRC Enterprise Bankruptcy Law, or any other federal, state, or foreign bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally;

(iii) the failure of the Company to make any payment of principal or interest when due on this Note, which failure continues for a period of thirty (30) days after written notice thereof;

(iv) the material breach of any of the representations and warranties made by the Company in this Note; or

(v) the termination of the Company's listing status on a United States national stock exchange, such as the NASDAQ Stock Market, provided that such termination is caused by the Company's merger, acquisition, reorganization, privatization, , or by reasons not attributable to the Company such as changes in regulatory policies or adjustments to exchange rules, except where the Purchaser has received or has the right to receive fair and reasonable compensation in the form of cash, equity, or other consideration.

5.2 Remedies. Upon the occurrence of an Event of Default, the Purchaser shall have all rights and remedies afforded by applicable law, including the right to demand immediate repayment of the Principal Amount and accrued but unpaid interest due under this Note.

ARTICLE 6 MISCELLANEOUS

6.1 No Set-Off. All payments by the Company or the PRC Affiliate under this Note shall be made without set-off or counterclaim and without any deduction or withholding for any taxes or fees of any nature, unless required by law. If any such deduction or withholding is required, the Company shall pay such additional amounts as may be necessary so that the net amount received by the Purchaser equals the full amount that would have been received absent such deduction or withholding.

6.2 Collection Expenses. If this Note is not paid in accordance with its terms, the Company shall pay to the Purchaser, in addition to principal and accrued interest, all reasonable costs of collection, including but not limited to reasonable attorneys’ fees, court costs and other enforcement expenses.

6.3 Waivers. The Company and the PRC Affiliate hereby expressly and irrevocably waive presentment, demand, protest, notice of protest and all other notices in connection with this Note (excluding those expressly provided herein). No delay or extension on the part of the Purchaser in exercising any right hereunder shall operate as a waiver thereof, and a waiver on any one occasion shall not operate as a waiver on any future occasion.

6.4 Transfers; Successors and Assigns.

(i) This Note and the rights and obligations hereunder shall be binding upon and inure to the benefit of the Company, the Purchaser, and their respective heirs, successors and permitted assigns. The Company may not transfer or assign its obligations hereunder without the prior written consent of the Requisite Note Holders. The Purchaser may not transfer or assign its rights hereunder without the prior written consent of the Company, except to a family member (including only the then legal spouse and first generation biological and adoptive children) or affiliate of the Purchaser (including only corporate and partnership entities where the Purchaser or one of his family members owns more than 50% of the equity or partnership interests or trusts of which the Purchaser or one of his family members is a 50% or more beneficiary) upon ten (10) days’ prior notice to the Company.

(ii) Upon any permitted transfer, the Company shall, at its expense, issue a new Note in the name of the transferee and make appropriate entries in the Note registry, as notified by the holder to the Company.

6.5 Registration. The Company shall treat the person in whose name this Note is registered on the Note registry as the owner hereof for all purposes.

6.6 Amendments and Waivers. Any amendment, modification or waiver of any provision of this Note shall require the written consent of the Company and the Requisite Note Holders; provided, however, that no such amendment or waiver shall adversely and disproportionately affect the Purchaser in a manner different from other holders of Notes without the Purchaser’s prior written consent.

6.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery, (ii) when sent by confirmed email or facsimile during normal business hours, (iii) four (4) days after mailing by registered or certified mail, or (iv) one (1) day after deposit with a reputable overnight courier. All communications shall be sent to the addresses set forth on the first page of this Note (or as otherwise provided in writing and acknowledged as received by the Company or Purchaser, as the case may be).

6.8 Governing Law. This Note shall be governed by, and construed in accordance with, the internal laws of the Hong Kong, PRC, without regard to conflict of laws principles.

6.9 Jurisdiction. The Company and the Purchaser hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the appropriate court for such a claim in the jurisdiction of Hong Kong, PRC, for any suit, action or proceeding arising out of or relating to this Note, and waive any objection based on improper venue or inconvenient forum.

6.10 Maximum Rate. Notwithstanding anything to the contrary herein, in no event shall the interest payable under this Note exceed the maximum lawful rate permitted under applicable law. If any interest payment would exceed such maximum rate, the excess shall be applied to reduce the principal balance.

6.11 Severability. If any provision of this Note is held to be invalid or unenforceable under applicable law, such provision shall be excluded and the balance of the Note shall remain enforceable in accordance with its terms.

6.12 Counterparts. This Note may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

SIGNATURE PAGE

IN WITNESS WHEREOF, the Company has duly executed this Note as of the day and year first above written.

ORIGIN AGRITECH LIMITED

Signature:

Name & Title::

Date:

Hainan Aoyu Biotechnology Co., Ltd.

Signature:

Name & Title::

Date:

AGREED AND ACCEPTED:

Purchaser: XXXX

Signature:

Name:

Date:

SCHEDULE A

FORM OF CONVERSION NOTICE

To：Origin Agritech Limited

I, XXXX, as the holder of the Senior Convertible Promissory Note (No. [      ]) issued by Origin Agritech Limited on ________, 2026 (the “Note”), hereby give notice that I am exercising my conversion right under Section 4 of the Note, as follows:

Item	Amount/Quantity
Principal Amount to be Converted (RMB)
Accrued Interest to be Converted (if any)
Total Conversion Amount (RMB)
Applicable Conversion Price (USD/share)	US$1.50
Exchange Rate (RMB/USD)
Number of Common Shares to be Issued
Registered Name (Purchaser, Spouse or permitted assign)

I acknowledge and agree that the Common Shares issued upon conversion shall be subject to a six (6)-month lock-up period from the date of issuance. Additionally, depending on the aggregate holding period of the shares being issued, they may be issued as “restricted stock” with a restrictive legend and stop transfer order with the transfer agent for the Company, as appropriate under applicable law and the policies of the transfer agent for the Company.

Date: __________________________________________

Signature: ______________________________________

Name: XXXX